Exhibit 10.1

INGRAM MICRO INC.
EXECUTIVE OFFICER SEVERANCE POLICY

1.0	PURPOSE

Provide eligible executive officers of the Company continuing financial security in the event the Company terminates their employment without “cause.”  This policy sets forth the terms and conditions regarding the payment of severance benefits for eligible executive officers.

2.0	APPLICABILITY

This policy applies to (i) Ingram Micro’s chief executive officer, (ii) executive officers of the Company elected by the Company’s Board of Directors who report to either the chief executive officer or the chief operating officer of the Company, and (iii) such other executive officers elected by the Company’s Board of Directors as the Human Resources Committee of the Board of Directors may determine from time to time in their discretion.

3.0	POLICY

3.1.
Eligibility - Eligible executive officers are entitled to the severance benefits described in this policy if their employment is terminated by the Company without “cause”.  Eligible executive officers shall not be entitled to receive severance benefits if their employment with the Company is terminated (i) by the Company for “cause”, (ii) due to their resignation for any reason; (iii) due to their disability; (iv) due to their retirement; or (v) as a result of their death.

3.2.	Benefits - The following severance benefits will be provided to eligible executive officers meeting the eligibility criteria for severance set forth above:

3.2.1	The greater of:

3.2.1.1
The sum of: (i) the eligible executive officer’s Base Salary in effect on the effective date of the termination of employment with the Company (“Effective Date”); and (ii) the executive officer’s Target Annual Bonus in effect on the Effective Date; OR

3.2.1.2
The product of 1/12th times the sum of (i) the executive officer’s Base Salary in effect on the Effective Date and (ii) the executive officer’s Target Annual Bonus in effect on the Effective Date, multiplied by the number of full years’ of employment with the Company.

3.2.1.3
Subject to Section 3.11 below, such amounts shall be payable in a lump-sum cash payment within 60 days after the Effective Date.  Payment will be subject to applicable tax and related payroll withholding requirements.

3.2.2
An amount equal to the executive officer’s unpaid annual bonus established for the bonus plan year in which the Effective Date occurs, multiplied by a fraction, the numerator of which is the number of days completed in the then existing fiscal year through the Effective Date, and the denominator of which is three hundred sixty-five (365).  This amount will be calculated and paid after the close of the applicable fiscal year at such time and in the same manner as annual bonus payments are made to actively employed executive officers.  This amount will be calculated based on actual performance achieved during the fiscal year relative to the performance objectives set forth in the applicable annual bonus plan.

3.2.3
Continuation of the Company-sponsored health and welfare benefits of medical insurance, dental insurance and vision insurance for the eligible executive officer and enrolled dependents as of the Effective Date through the “Continuation Period”.  These benefits shall be available to the executive officer at a cost equal to 100% of the Company’s premium rate for such plans as in effect as of the Effective Date and shall be payable on a pre-tax basis through payroll withholdings.  In the event the Company’s premium costs change for the referenced welfare benefits during the “Continuation Period”, the executive officer’s cost for these benefits shall change in a corresponding manner.

3.2.4
Participation in a Company paid outplacement program for up to one year following the Effective Date, up to a maximum cost to the Company of $20,000.  The selection of the outplacement assistance firm shall be at the discretion of the Company.  The executive officer may not select a cash payment in lieu of this benefit.

3.3.	Executive Physical Examination Program - Participation in the Company’s Executive Physical Examination Program will cease on the Effective Date.

3.4.
Retirement Plans - Participation in the Company’s retirement plan(s) and deferred compensation plan(s) will cease on the Effective Date.  Payment of accrued benefits and account balances in these plans will be made in accordance with the plans’ provisions and the executive officer’s distribution election forms on file as of the Effective Date.

3.5.	Stock Awards - Stock options, restricted stock awards, or other stock-based incentive compensation awards shall he governed by the terms of the plan(s) and award agreement(s) for each such award.

3.6.
Long-Term Executive Cash Incentive Award Program and Executive Long-Term Performance Share Program - The executive officer’s participation in the Company’s Long-Term Executive Cash Incentive Award Program and Executive Long-Term Performance Share Program and the payment(s) of earned awards shall be made in accordance with the terms of the plan(s) and award agreement(s) for each such award.

3.7.
Mitigation of Benefits - The executive officer will not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under this policy.  Obtaining any other employment will in no event affect any of the Company’s obligations to make payments and arrangements referenced within this policy.

3.8.
Release and Covenant - The entitlement of the executive officer to the severance benefits provided in this policy is contingent upon the executive officer’s execution of a release and covenant agreement satisfactory to the Company which may include, but is not limited to, confidentiality, non-competition, non-solicitation, and no-raid provisions for a period equal to the Continuation Period.

3.9.
Effect of Employment Contracts - If an executive officer has an employment agreement with the Company in force on the Effective Date, he or she may elect to receive the severance benefits and limitations provided for in such agreement or those provided by the terms of this policy, but not both.  Any such election shall be in writing delivered to the Senior Vice President, Human Resources of the Company.  In the absence of any such election, the terms of the executive officer’s employment agreement shall control.

3.10.
Authority - The provisions of this policy have been established by the Human Resources Committee of the Board of Directors of Ingram Micro Inc.  The Committee maintains the right to modify or terminate this policy at any time, with or without prior notification.

3.11.
Section 409A - Notwithstanding anything to the contrary in this policy, no compensation or benefits, including without limitation any severance payments or benefits payable under Section 3.2 hereof, shall be paid to the executive officer during the 6-month period following the executive officer’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”)) if the Company determines that paying such amounts at the time or times indicated in this policy would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code.  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of the executive officer’s death), the Company shall pay the executive officer a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the executive officer during such period.

The payments and benefits under this policy are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code.  Notwithstanding any provision of this policy to the contrary, in the event that the Company determines that any payments or benefits payable hereunder may be subject to Section 409A of the Code, the Company may adopt such amendments to this policy or take any other actions that the Company determines are necessary or appropriate to (i) exempt such payments and benefits from Section 409A of the Code and/or preserve the intended tax treatment of such payments or benefits, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of penalty taxes under Section 409A of the Code.

3.12.
Return of Payment - Notwithstanding anything to the contrary in this policy, if the executive officer receives any severance payments or other benefits under Section 3.2 hereof and the Company subsequently determines that the executive officer had engaged in conduct which constituted “cause” for the termination of his employment by the Company prior to the Effective Date, the executive officer shall reimburse the Company for all payments and the value of all benefits received by the executive officer which would not have been made if the executive officer’s employment had been terminated by the Company for “cause” with interest at the US Prime Rate as published by Bloomberg Finance L.P., compounded annually, from the date such payments or benefits were made until the date of repayment.

4.0	RESPONSIBILITIES

5.0	PROCEDURES

6.0	RELATED DOCUMENTS

7.0	DEFINITIONS

For purposes of this policy, the following terms will have the meanings set forth below:

7.1.
Company - Company means Ingram Micro Inc., a Delaware corporation, and its wholly owned subsidiaries and affiliates.  Company also means Ingram Micro Inc.’s predecessor companies and their wholly-owned subsidiaries and affiliates.

7.2.	Base Salary - The fixed annual cash compensation that is generally paid in substantially equal periodic payments over the course of the 12-month period approximating the calendar year.

7.3.
Target Annual Bonus - The executive officer’s annual base salary in effect on the Effective Date multiplied by the incentive award percentage applicable to such executive officer’s salary grade or position as specified in the Company’s annual Executive Incentive Award Plan in effect for the fiscal year in which the Effective Date occurs.

7.4.	Termination for Cause - Refers to the occurrence of any one or more of the following:

(i)	Participant fails to observe and fully obey Ingram’s rules and regulations of conduct;

(ii)	Participant is convicted by any federal, state or local authority for an act of dishonesty, or an act constituting a felony;
(iii)	Participant’s commission of fraud, embezzlement or misappropriation, whether or not a criminal or civil charge is filed in connection therewith; or
(iv)	any other conduct on the part of Participant that would make Participant’s retention by Ingram prejudicial to Ingram’s best interests.

8.0	REVISION HISTORY

8.1.	Adopted August 23, 2003 Revised November 28, 2006 Revised September 10, 2008